Exhibit 99.1

February 1, 2016

StanCorp Financial Group, Inc. Reports Fourth Quarter and Full Year 2015 Earnings

PORTLAND, Ore. — February 1, 2016 — StanCorp Financial Group, Inc. (“StanCorp” or the “Company”) (NYSE: SFG) today reported net income of $38.5 million, or $0.89 per diluted share for the fourth quarter of 2015, compared to net income of $51.6 million, or $1.21 per diluted share for the fourth quarter of 2014. After-tax net capital losses were $3.3 million for the fourth quarter of 2015, compared to after-tax net capital losses of $4.2 million for the fourth quarter of 2014.

Operating expenses for the fourth quarter of 2015 reflected expenses associated with business growth and an additional $2.0 million of after-tax expenses, or $0.05 per diluted share, related to the proposed merger with Meiji Yasuda Life Insurance Company (“Meiji Yasuda”) (see discussion of Merger with Meiji Yasuda below).

Net income excluding after-tax merger related expenses and after-tax net capital losses was $1.02 per diluted share for the fourth quarter of 2015, compared to $1.31 per diluted share for the fourth quarter of 2014 (see discussion of non-GAAP financial measures below). The decrease was primarily due to less favorable claims experience in Employee Benefits and Individual Disability, higher operating expenses and higher commissions and bonuses in Employee Benefits, partially offset by higher premiums in Employee Benefits and Individual Disability.

“We are pleased with our full year 2015 earnings, which reflected strong sales and premium growth in Insurance Services and record full year earnings in our Individual Disability and Asset Management segments,” said Greg Ness, chairman, president and chief executive officer. “We expect the good performance from our businesses to provide significant momentum as we move ahead in 2016.”

Full Year 2015 Results

Net income was $214.5 million, or $5.00 per diluted share for 2015, compared to $210.3 million, or $4.84 per diluted share for 2014. After-tax net capital losses were $12.9 million for 2015, compared to $7.6 million for 2014.

Operating expenses for 2015 reflected expenses associated with business growth and an additional $7.2 million of after-tax merger related expenses, or $0.17 per diluted share, related to the proposed merger with Meiji Yasuda.

Net income excluding after-tax merger related expenses and after-tax net capital losses was $5.47 per diluted share for 2015, compared to $5.01 per diluted share for 2014. The increase was primarily due to more favorable claims experience and higher premiums in Employee Benefits and Individual Disability, partially offset by higher operating expenses and higher commissions and bonuses.

Merger with Meiji Yasuda

On July 23, 2015, the Company and Meiji Yasuda announced that they had entered into a definitive agreement under which Meiji Yasuda will acquire all outstanding shares of StanCorp for $115.00 per share in cash (the “Merger Agreement”). The joint press release can be found on the Company’s investor relations website at www.stancorpfinancial.com.

The Company expects the proposed merger to close in the first quarter of 2016, subject to the conditions specified in the Merger Agreement.

Business Segments

Insurance Services

Insurance Services reported income before income taxes of $41.3 million for the fourth quarter of 2015, compared to $72.0 million for the fourth quarter of 2014. The decrease was primarily due to less favorable claims experience in Employee Benefits and Individual Disability and higher operating expenses and higher commissions and bonuses in Employee Benefits, primarily resulting from higher sales.

Employee Benefits

Employee Benefits reported income before income taxes of $33.0 million for the fourth quarter of 2015, compared to $56.3 million for the fourth quarter of 2014. The decrease was primarily due to less favorable claims experience, higher operating expenses and higher commissions and bonuses, partially offset by higher premiums.

Employee Benefits reported income before income taxes of $195.3 million for 2015, compared to $215.5 million for 2014. The decrease was primarily due to higher operating expenses and higher commissions and bonuses, primarily resulting from higher sales.

Employee Benefits premiums increased 7.2% to $495.4 million for the fourth quarter of 2015 from $462.2 million for the fourth quarter of 2014. Employee Benefits premiums increased 5.7% to $1.95 billion for 2015 from $1.84 billion for 2014. The increase was primarily due to higher sales for 2015 and favorable retention of existing customers.

Employee Benefits annualized new sales were $93.8 million for the fourth quarter of 2015 compared to $79.3 million for the fourth quarter of 2014, and $316.9 million for 2015 compared to $215.6 million for 2014. The increase in sales for 2015 reflected an increase in proposal activity.

The benefit ratio for Employee Benefits, measured as benefits to policyholders and interest credited as a percentage of premiums, was 79.4% for the fourth quarter of 2015, compared to a benefit ratio of 77.4% for the fourth quarter of 2014. The benefit ratio can fluctuate widely from quarter to quarter and tends to be more stable when measured on an annual basis. The annual benefit ratio for Employee Benefits was 77.4% for 2015, compared to 77.8% for 2014.

The Company’s discount rate used for newly established long term disability claim reserves was 3.75% for the fourth quarter of 2015, compared to 4.00% for the fourth quarter of 2014. The 25 basis point lower discount rate for the fourth quarter of 2015 resulted in a corresponding decrease in quarterly pre-tax income of approximately $2 million.

The Company’s new money investment rate was 4.16% for the fourth quarter of 2015, compared to 4.56% for the fourth quarter of 2014. The 12-month reserve interest margin between the Company’s new money investment rate and the average reserve discount rate was 45 basis points for the fourth quarter of 2015, compared to 55 basis points for the fourth quarter of 2014.

Employee Benefits reported operating expenses of $91.7 million for the fourth quarter of 2015, compared to $83.1 million for the fourth quarter of 2014, and $348.6 million for 2015, compared to $321.4 million for 2014. The increases were primarily due to higher compensation related costs.

Employee Benefits reported commissions and bonuses of $40.2 million for the fourth quarter of 2015, compared to $29.1 million for the fourth quarter of 2014, and $144.4 million for 2015, compared to $122.6 million for 2014. The increases were primarily due to higher sales and favorable retention of existing customers.

Individual Disability

Individual Disability reported income before income taxes of $8.3 million for the fourth quarter of 2015, compared to $15.7 million for the fourth quarter of 2014. The decrease was primarily due to less favorable claims experience. The benefit ratio for Individual Disability, measured as benefits to policyholders as a percentage of premiums was 74.5% for the fourth quarter of 2015, compared to 60.0% for the fourth quarter of 2014.

Individual Disability reported income before income taxes of $73.0 million for 2015, compared to $53.9 million for 2014. The increase was primarily due to more favorable claims experience. The annual benefit ratio for Individual Disability was 55.7% for 2015, compared to 65.3% for 2014.

Individual Disability premiums were $54.1 million for the fourth quarter of 2015, compared to $51.8 million for the fourth quarter of 2014, and were $206.9 million for 2015, compared to $199.1 million for 2014. The increases were primarily due to higher annualized new sales for 2015 and favorable retention of existing customers.

Asset Management

Asset Management reported income before income taxes of $23.9 million for the fourth quarter of 2015, compared to $18.7 million for the fourth quarter of 2014. The increase was primarily due to reserve decreases for the fourth quarter of 2015 and favorable mortality experience in individual annuities. Asset Management reported income before income taxes of $86.8 million for 2015, compared to $77.9 million for 2014. The increase was primarily due to commercial mortgage loan prepayment fee revenues and bond call premiums adding $15.3 million of income before income taxes for 2015, compared to $9.9 million for 2014.

Assets under administration, which include assets related to retirement plans, individual fixed annuities and commercial mortgage loans managed for third-party investors, decreased 1.8% to $26.05 billion at December 31, 2015 from $26.53 billion at December 31, 2014, primarily reflecting the sale of the Company’s private client wealth management business, which included assets under administration of approximately $850 million. During the fourth quarter, assets under administration increased 2.5% from $25.42 billion at September 30, 2015.

Commercial mortgage loan originations increased $96.7 million to $353.5 million for the fourth quarter of 2015 from $256.8 million for the fourth quarter of 2014. Commercial mortgage loan originations increased $438.4 million to $1.62 billion for 2015 from $1.18 billion for 2014 due to increased activity in the commercial real estate market for loans that met the Company’s underwriting standards.

Other

The Other category includes the return on capital not allocated to the product segments, holding company expenses, operations of certain unallocated subsidiaries, interest on debt, unallocated expenses, net capital gains and losses primarily related to the disposition or impairment of the Company’s invested assets and adjustments made in consolidation.

The Other category reported a loss before income taxes of $13.8 million for the fourth quarter of 2015, compared to a loss before income taxes of $14.5 million for the fourth quarter of 2014. Net capital losses were $5.1 million for the fourth quarter of 2015, compared to net capital losses of $6.8 million for the fourth quarter of 2014. The loss before income taxes excluding net capital losses was $8.7 million for the fourth quarter of 2015, compared to $7.7 million for the fourth quarter of 2014. The increase in the loss before income taxes excluding net capital losses, was primarily due to an increase in operating expenses related to the proposed merger with Meiji Yasuda.

The Other category reported a loss before income taxes of $55.9 million for 2015, compared to a loss before income taxes of $42.2 million for 2014. Net capital losses were $20.4 million for 2015, compared to net capital losses of $12.1 million for 2014. The loss before income taxes excluding net capital losses was $35.5 million for 2015, compared to $30.1 million for 2014. The increase in the loss before income taxes excluding net capital losses, was primarily due to an increase in operating expenses related to the proposed merger with Meiji Yasuda.

Cash and Investments

At December 31, 2015, the Company’s total cash and investments consisted of 55.1% fixed maturity securities, 39.0% commercial mortgage loans, 3.2% cash and cash equivalents, and 2.7% real estate and other invested assets. The overall weighted-average credit rating of the fixed maturity securities portfolio was A- (Standard & Poor’s) at December 31, 2015.

At December 31, 2015, commercial mortgage loans in the Company’s investment portfolio totaled $5.54 billion on approximately 6,400 commercial mortgage loans. The average loan balance retained by the Company in the portfolio was approximately $0.8 million at December 31, 2015. Commercial mortgage loans more than 60 days delinquent were 0.18% and 0.16% of the portfolio balance at December 31, 2015 and 2014, respectively.

Book Value

The Company’s book value per share increased 0.2% to $51.31 at December 31, 2015 from $51.23 at December 31, 2014. At December 31, 2015, the Company’s accumulated other comprehensive loss (“AOCL”) was $36.8 million, compared to accumulated other comprehensive income (“AOCI”) of $114.3 million at December 31, 2014. The decrease was primarily due to a decrease in net unrealized gains in the Company’s fixed maturity securities portfolio as a result of higher market interest rates. The Company’s book value per share excluding AOCL and AOCI increased 7.5% to $52.17 at December 31, 2015 from $48.51 at December 31, 2014 (see discussion of non-GAAP financial measures below).

Capital Management

Share Repurchases

The Company did not repurchase shares in 2015. The Company’s share repurchase authorization expired on December 31, 2015.

Shareholder Dividend

In the fourth quarter of 2015, the Company paid an annual dividend to shareholders of $1.40 per share for a total distribution of $59.4 million. The dividend per share was a 7.7% increase over the 2014 dividend of $1.30 per share.

Available Capital

The Company’s available capital was approximately $640 million at both December 31, 2015 and September 30, 2015. The unchanged available capital was mainly due to statutory losses from the Company’s statutory insurance subsidiaries primarily relating to a reserve adjustment in the individual annuities line of business, offset by income from the non-insurance subsidiaries. Available capital includes capital at its statutory insurance subsidiaries in excess of the Company’s target risk-based capital (“RBC”) ratio of 300% and cash and capital at the holding company and non-insurance subsidiaries. The RBC ratio was approximately 410% at December 31, 2015.

Non-GAAP Financial Measures

Financial measures that exclude after-tax merger related expenses, after-tax net capital gains and losses and AOCL and AOCI are non-GAAP (“Generally Accepted Accounting Principles in the United States”) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax merger related expenses and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because merger related expenses and capital gains and losses are not likely to occur in a stable pattern.

Net income return on average equity excluding after-tax merger related expenses and after-tax net capital gains and losses from net income and AOCL and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of net income return on average equity. Measuring net income return on average equity without AOCL and AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring net income return on average equity without AOCL and AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCL and AOCI are ultimately realized. Furthermore, management believes exclusion of AOCL and AOCI provides investors with a better measure of return.

A reconciliation of non-GAAP financial measures to the comparable GAAP measures is provided in the table below, under “Unaudited Statistical and Operating Data at or for the Periods Indicated.”

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities — is a leading provider of financial products and services. StanCorp’s subsidiaries offer group and individual disability insurance, group life and accidental death and dismemberment insurance, group dental and group vision insurance, absence management services, retirement plans products and services, individual annuities, and the origination and servicing of fixed-rate commercial mortgage loans. For more information about StanCorp Financial Group, Inc., visit its investor relations website at www.stancorpfinancial.com.

Conference Call

In light of the Merger Agreement with Meiji Yasuda, the Company will not hold an investor and analyst conference call to review the fourth quarter and full year 2015 results.

Forward-Looking Information

Some of the statements contained in this earnings release, including estimates, projections, expected operating results, statements related to business plans, strategies, objectives and the assumptions upon which those statements are based, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act. Forward-looking statements also include, without limitation, any statement that includes words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks,” “will be,” “will continue,” “will likely result” and similar expressions that are predictive in nature or that depend on or refer to future events or conditions. The Company’s forward-looking statements are not guarantees of future performance and involve uncertainties that are difficult to predict. They involve risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed in reports filed by StanCorp with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

As a provider of financial products and services, the Company’s actual results of operations may vary significantly in response to economic trends, interest rates, investment performance, claims experience, operating expenses and pricing. Given these uncertainties or circumstances, investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future results. The Company assumes no obligation to publicly update or revise any forward-looking statements including annual guidance, whether as a result of new information, future events or otherwise.

The following factors could cause the Company’s results to differ materially from management expectations suggested by forward-looking statements:

•	Failure to timely complete the merger with Meiji Yasuda could adversely impact the Company’s stock price, business, financial condition and results of operations.

•	The pendency of the merger and operating restrictions contained in the Merger Agreement could adversely affect the Company’s business and operations.

•	Shareholder litigation against the Company, our directors and/or Meiji Yasuda could delay or prevent the merger and cause the Company to incur significant costs and expenses.

•	Growth of sales, premiums, annuity deposits, cash flows, assets under administration including performance of equity investments in the separate account, gross profits and profitability.

•	Availability of capital required to support business growth and the effective use of capital, including the ability to achieve financing through debt or equity.

•	Changes in liquidity needs and the liquidity of assets in its investment portfolios, including the ability to pledge collateral as required.

•	Performance of business acquired through reinsurance or acquisition.

•	Changes in financial strength and credit ratings.

•	Changes in the regulatory environment at the state or federal level.

•	Changes in accounting standards, practices or policies.

•	Findings in litigation or other legal proceedings.

•	Intent and ability to hold investments consistent with its investment strategy.

•	Receipt of dividends from, or contributions to, its subsidiaries.

•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size, including concentration of risk, especially inherent in group life products.

•	Adequacy of asset-liability management.

•	Events of terrorism, natural disasters or other catastrophic events, including losses from a disease pandemic.

•	Benefit ratios, including changes in claims incidence, severity and recovery.

•	Levels of customer persistency.

•	Adequacy of reserves established for future policy benefits.

•	The effect of changes in interest rates on reserves, policyholder funds, investment income, bond call premiums and commercial mortgage loan prepayment fees.

•	Levels of employment and wage growth and the impact of rising benefit costs on employer budgets for employee benefits.

•	Competition from other insurers and financial services companies, including the ability to competitively price its products.

•	Ability of reinsurers to meet their obligations.

•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.

•	Achievement of anticipated levels of operating expenses.

•	Adequacy of diversification of risk within its fixed maturity securities portfolio by industries, issuers and maturities.

•	Adequacy of diversification of risk within its commercial mortgage loan portfolio by borrower, property type and geographic region.

•	Credit quality of the holdings in its investment portfolios.

•	The condition of the economy and expectations for interest rate changes.

•	The effect of changing levels of bond call premiums, commercial mortgage loan prepayment fees and commercial mortgage loan participation levels on cash flows.

•	Experience in delinquency rates or loss experience in its commercial mortgage loan portfolio.

•	Adequacy of commercial mortgage loan loss allowance.

•	Concentration of commercial mortgage loan assets collateralized in certain states such as California.

•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.

•

Our ability to conduct business may be compromised if we are unable to maintain the availability of our systems and safeguard the security of our data in the event of a disaster or other unanticipated events.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

Vice President, Investor Relations and Capital Markets

(971) 321-6127

jeff.hallin@standard.com

General Media

Bob Speltz

Senior Director, Public Affairs

(971) 321-3162

bob.speltz@standard.com

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in millions-except per share data)

	Three Months Ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Revenues:
Premiums:
Insurance Services	$549.5	$514.0	$2,155.4	$2,041.9
Asset Management	1.8	1.8	9.1	10.5

Total premiums	551.3	515.8	2,164.5	2,052.4

Administrative fees:
Insurance Services	4.5	4.4	17.0	16.7
Asset Management	33.4	34.2	134.2	133.4
Other	(5.0)	(4.8)	(20.0)	(19.3)

Total administrative fees	32.9	33.8	131.2	130.8

Net investment income:
Insurance Services	79.6	78.2	314.5	314.2
Asset Management	75.2	72.2	291.2	283.3
Other	6.0	5.5	21.4	19.7

Total net investment income	160.8	155.9	627.1	617.2

Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities—available-for-sale	(0.7)	(0.8)	(5.2)	(1.2)
All other net capital losses	(4.4)	(6.0)	(15.2)	(10.9)

Total net capital losses	(5.1)	(6.8)	(20.4)	(12.1)

Total revenues	739.9	698.7	2,902.4	2,788.3

Benefits and expenses:
Benefits to policyholders	434.0	394.1	1,641.7	1,582.2
Interest credited	41.2	41.8	158.6	164.6
Operating expenses	133.4	122.3	510.5	470.6
Commissions and bonuses	66.5	52.5	237.5	207.2
Premium taxes	10.0	6.8	38.5	31.5
Interest expense	7.8	7.7	31.1	31.8
Net increase in deferred acquisition costs, value of business acquired and other intangible assets	(4.4)	(2.7)	(14.7)	(4.7)

Total benefits and expenses	688.5	622.5	2,603.2	2,483.2

Income (loss) before income taxes:
Insurance Services	41.3	72.0	268.3	269.4
Asset Management	23.9	18.7	86.8	77.9
Other	(13.8)	(14.5)	(55.9)	(42.2)

Total income before income taxes	51.4	76.2	299.2	305.1
Income taxes	12.9	24.6	84.7	94.8

Net income	$38.5	$51.6	$214.5	$210.3

Net income per common share:
Basic	$0.91	$1.23	$5.07	$4.89
Diluted	0.89	1.21	5.00	4.84
Weighted-average common shares outstanding:
Basic	42,412,116	42,110,016	42,279,388	43,018,215
Diluted	43,092,546	42,563,312	42,901,393	43,455,136

STANCORP FINANCIAL GROUP, INC.

UNAUDITED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)

	December 31, 2015	December 31, 2014
A S S E T S
Investments:
Fixed maturity securities—available-for-sale (amortized cost of $7,701.2 and $7,390.0)	$7,824.9	$7,773.7
Commercial mortgage loans, net	5,537.5	5,321.1
Real estate, net	25.4	37.0
Other invested assets	356.3	301.6

Total investments	13,744.1	13,433.4
Cash and cash equivalents	452.3	251.1
Premiums and other receivables	134.9	118.4
Accrued investment income	109.4	108.0
Amounts recoverable from reinsurers	1,003.3	994.2
Deferred acquisition costs, value of business acquired and other intangible assets, net	397.3	381.0
Goodwill	36.0	36.0
Property and equipment, net	89.2	79.3
Deferred tax assets, net	18.5	—
Other assets	158.8	129.4
Separate account assets	7,031.4	7,179.8

Total assets	$23,175.2	$22,710.6

L I A B I L I T I E S A N D S H A R E H O L D E R S’ E Q U I T Y
Liabilities:
Future policy benefits and claims	$5,858.2	$5,832.3
Other policyholder funds	7,053.3	6,537.8
Deferred tax liabilities, net	—	60.0
Short-term debt	1.1	1.1
Long-term debt	505.3	503.9
Other liabilities	545.0	440.1
Separate account liabilities	7,031.4	7,179.8

Total liabilities	20,994.3	20,555.0

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized; 42,506,236 and 42,077,825 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	26.6	5.3
Accumulated other comprehensive (loss) income	(36.8)	114.3
Retained earnings	2,191.1	2,036.0

Total shareholders’ equity	2,180.9	2,155.6

Total liabilities and shareholders’ equity	$23,175.2	$22,710.6

STANCORP FINANCIAL GROUP, INC.

UNAUDITED STATISTICAL AND OPERATING DATA

AT OR FOR THE PERIODS INDICATED

(Dollars in millions-except per share data)

	Three Months Ended December 31,		Year ended December 31,
	2015	2014	2015	2014
Benefit ratio:
% of total revenues:
Employee Benefits (including interest credited)	69.5%	67.3%	67.8%	67.6%
Individual Disability	59.4	47.7	44.0	51.5
% of total premiums:
Employee Benefits (including interest credited)	79.4%	77.4%	77.4%	77.8%
Individual Disability	74.5	60.0	55.7	65.3

Reconciliation of non-GAAP financial measures:
Net income	$38.5	$51.6	$214.5	$210.3
After-tax merger related expenses*	(2.0)	—	(7.2)	—
After-tax net capital losses	(3.3)	(4.2)	(12.9)	(7.6)

Net income excluding after-tax merger related expenses* and after-tax net capital losses	$43.8	$55.8	$234.6	$217.9

Net capital losses	$(5.1)	$(6.8)	$(20.4)	$(12.1)
Tax benefit on net capital losses	(1.8)	(2.6)	(7.5)	(4.5)

After-tax net capital losses	$(3.3)	$(4.2)	$(12.9)	$(7.6)

Net income per diluted common share:
Net income	$0.89	$1.21	$5.00	$4.84
After-tax merger related expenses*	(0.05)	—	(0.17)	—
After-tax net capital losses	(0.08)	(0.10)	(0.30)	(0.17)

Net income excluding after-tax merger related expenses* and after-tax net capital losses	$1.02	$1.31	$5.47	$5.01

Shareholders’ equity			$2,180.9	$2,155.6
Accumulated other comprehensive (loss) income			(36.8)	114.3

Shareholders’ equity excluding accumulated other comprehensive (loss) income			$2,217.7	$2,041.3

Net income return on average equity			9.9%	9.8%
Net income return on average equity (excluding accumulated other comprehensive (loss) income)			10.1	10.4
Net income return on average equity (excluding after-tax merger related expenses*, after-tax net capital losses and accumulated other comprehensive (loss) income)			11.0	10.8

Statutory data - insurance subsidiaries:**
Net (loss) gain from operations before federal income taxes and realized capital gains (losses)	$(8.9)	$60.7	$215.5	$268.5
Net (loss) gain from operations after federal income taxes and before realized capital gains (losses)	(3.3)	50.4	186.3	212.6

			December 31, 2015	December 31, 2014
Capital and surplus			$1,166.0	$1,228.4
Asset valuation reserve			105.8	106.2

*	Represents costs incurred in 2015 related to the proposed merger with Meiji Yasuda.

**	Statutory data represents Standard Insurance Company and The Standard Life Insurance Company of New York.